Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Baxter International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share
	Debt	Debt Securities
	Equity	Preferred Stock
	Other	Warrants (3)
	Other	Units (4)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)		(5)	$10,000,000,000	$92.70 per million	$927,000

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Offering Amounts						$10,000,000,000		$927,000
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fees Due								$927,000

(1)

The amount to be registered consists of up to $10,000,000,000 of an indeterminate amount of each security class listed in Table 1. There is also being registered hereunder such currently indeterminate number of (i) shares of Common Stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable Debt Securities and/or Preferred Stock registered hereby, or (ii) shares of Common Stock, Preferred Stock or Debt Securities or other securities of the registrant as may be issued upon exercise of Warrants registered hereby, as the case may be, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions.

(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
(3)	The Warrants (as defined in this Registration Statement) covered by this Registration Statement may be Common Stock warrants, Preferred Stock warrants, or Debt Securities warrants.
(4)

Each Unit (as defined in this Registration Statement) will be issued under a unit agreement or an indenture and will represent an interest in two or more securities registered hereby, including shares of Common Stock, Preferred Stock, Debt Securities or Warrants, which may or may not be separable from one another.

(5)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any Debt Securities or shares of Preferred Stock are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof.